EXHIBIT (a)(1)(I)
BUSINESS UPDATE
**For Immediate Release**

Multilink Technology Corporation
Announces Stock Option Exchange Program

Somerset, New Jersey U.S.A.—June 24, 2002—Multilink Technology Corporation (Nasdaq: MLTC) today announced that commencing June 24, 2002 it is offering a voluntary stock option exchange program to its employees, officers and board members in the United States and Europe. Under the program, participants may tender for cancellation of their stock options to purchase Class A common stock that have an exercise price equal to or greater than $3.90 per share. In exchange, they will be provided with new options to be issued on the first business day that is at least six months and one day after the date of cancellation of the tendered options. The per share exercise price of the new options will equal the market price of Multilink Class A common stock on the grant date of the new options. The terms and conditions of the new options, including the vesting schedules, will be substantially the same as the terms and conditions of the canceled options.

“Our employees are our most important assets. This exchange offer is a significant initiative by the company intended to address the decline in our stock price and its impact on our employees,” said Dr. Richard N. Nottenburg, Multilink’s Co-Chairman, President and Chief Executive Officer.

“Multilink’s employees’ contributions are directly tied to the success of our company. We believe that our current outstanding options, of which a significant number have exercise prices that are higher than the price of our common stock, have become less valuable as an incentive to retain and motivate employees. By making this exchange offer, we intend to provide our employees with the benefit of holding options that over time may have a greater potential to increase in value. The result is intended to create better incentives by which to retain our employees, contribute to the attainment of our objectives and create positive shareholder value.”

As of June 24, 2002, options to purchase approximately 39.0 million shares of Multilink’s Class A common stock were outstanding under the Company’s stock option programs. Options to purchase approximately 12.7 million of these shares are expected to be eligible for the program.

MULTILINK TECHNOLOGY CORPORATION HAS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A COMPLETE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE. ALL MULTILINK OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE ARE STRONGLY ENCOURAGED TO READ THE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS, INCLUDING THE OFFER TO EXCHANGE. THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION ABOUT THE OFFER TO EXCHANGE. THE SCHEDULE TO AND RELATED EXHIBITS AND DOCUMENTS ARE AVAILABLE WITHOUT CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION WEBSITE AT WWW.SEC.GOV AND WILL BE AVAILABLE WITHOUT CHARGE FROM MULTILINK TO ALL MULTILINK OPTIONHOLDERS ELIGIBLE TO PARTICIPATE IN THE OFFER TO EXCHANGE.

About Multilink:

Multilink Technology Corporation designs, develops and markets advanced-mixed-signal integrated circuits, modules, VLSI products and higher-level assemblies designed to enable the next generation of high-speed optical networking systems. By providing our customers with sophisticated products developed by utilizing systems level expertise and a high level of component integration, we facilitate our customers’ ability to meet their time-to-market requirements. Our products span the markets from Metro to Ultra Long Haul optical transport equipment with a focus on the fastest commercially available speeds of 10 Gb/s and higher. Multilink is headquartered in Somerset, New Jersey with additional offices located throughout North America and Europe.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release and our comments during the conference call may contain forward-looking statements that are based on our current expectations, estimates and projections about our industry, and reflect management’s beliefs and certain assumptions made by us based upon information available to us at this time. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will” and variations of these words or similar expressions are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements speak only as of the date hereof and of the date of the conference call, as applicable. Such information is subject to change, and we will not necessarily inform you of such changes. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

For more information, please contact:

Richard Sawchak, Director of Investor Relations
Multilink Technology Corporation
300 Atrium Drive, Second Floor
Somerset, New Jersey 08873-4105
Tel:    (732) 537-3776
Fax:    (732) 537-3781
Email:    rsawchak@mltc.com

2